Exhibit (8)-2

                                  [LETTERHEAD]

May 9, 1995

Surgical Health Corporation
990 Hammond Drive, Suite 300
Atlanta, Georgia 30328

  Re: Proposed Plan of Merger Involving HEALTHSOUTH Corporation and Surgical Health Corporation

Ladies and Gentlemen:

   We have acted as counsel to Surgical Health Corporation ("SHC"), a corporation organized and existing under the laws of the State of Delaware, in connection with the proposed merger of ASC Atlanta Acquisition Company, Inc. ("ASC"), a wholly-owned subsidiary of HEALTHSOUTH Corporation ("HSC"), with and into SHC, with SHC as the surviving entity (the "Merger"). The Merger will be effected pursuant to the Amended and Restated Plan and Agreement of Merger by and among HSC, ASC, and SHC made and entered into as of January 22, 1995 (the "Merger Agreement"). In our capacity as counsel to SHC, our opinion has been requested with respect to certain of the federal income tax consequences of the proposed Merger.

   In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code") and Treasury regulations, (ii) the legislative history of applicable sections of the Code, and (iii) appropriate Internal Revenue Service and court decisional authority. In addition, we have relied upon certain information made known to us as more fully described below. All capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement, and unless otherwise specified, all section references herein are to the Code.

                            INFORMATION RELIED UPON

   In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:

   (1) the Merger Agreement;

   (2) the Registration Statement on Form S-4 (Registration No. 33-57987) relating to the Merger filed with the Securities and Exchange Commission by HSC on March 8, 1995, as Amended by Amendment No. 1 thereto filed on April 24, 1995 and Amendment No. 2 thereto filed on May 9, 1995 (together with all amendments, the "Registration Statement");

   (3) the Prospectus-Joint Proxy Statement included as part of the Registration Statement; and

   (4) such additional documents as we have considered relevant.

   In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate. We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with various officers and representatives of HSC and SHC.

   With your consent, we have assumed that the shareholders of SHC holding at least eighty percent (80%) of the total value of SHC stock outstanding immediately prior to the Merger will receive voting HSC Common Stock in exchange for their SHC stock. No opinion is expressed as to the tax consequences of the Merger if this assumption is inaccurate.

   You have advised us that the proposed transaction will enable the combined organization to realize certain economies of scale, yield a wider array of health care and other services to consumers and businesses, and provide for a stronger market position and for greater resources to meet competitive challenges. To achieve these goals, the following will occur pursuant to the Merger Agreement:

   (1) ASC will merge with and into SHC in accordance with the Delaware General Corporation Law. SHC will be the surviving entity and as a result will become a wholly-owned subsidiary of HSC and will continue to be governed by the laws of the State of Delaware.

   (2) As of the Effective Time of the Merger, by virtue of the Merger, and without any action on the part of any holder of SHC Shares or any shares of capital stock of ASC, the shares of the constituent corporations shall be converted as follows:

   (a) Each share of capital stock of ASC issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into one fully paid and nonassessable share of SHC Common Stock.

   (b) Subject to specific provisions of the Merger Agreement concerning the nonissuance of fractional shares, each issued and outstanding SHC Share (other than shares to be canceled in accordance with the Merger Agreement and Dissenting Shares) shall be converted into the right to receive that fraction of a share of HSC Common Stock obtained by dividing $4.60 by the Base Period Trading Price (as may be adjusted in accordance with the Merger Agreement) (the "Merger Consideration"); provided, however, that for purposes of such calculation, the Base Period Trading Price shall be deemed to equal (i) $18.50 in the event that the Base Period Trading Price is greater than $18.50, or (ii) $16.50 in the event the Base Period Trading Price is less than $16.50
(collectively, $18.50 and $16.50 are referred to herein as the "Base Period Trading Price Limitations"). The term "Base Period Trading Price" shall mean the average daily closing prices for the shares of HSC Common Stock for the 20 consecutive trading days on which such shares are actually traded (as reported on the New York Stock Exchange Composite Transaction Tape as reported in The Wall Street Journal, Eastern Edition, or if not reported thereby, any other authoritative source) ending at the close of trading on the third trading day immediately preceding the Closing Date. As of the Effective Time of the Merger, all such SHC Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any SHC Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of HSC Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with the Merger Agreement, without interest.

   (c) At the Effective Time, all rights with respect to SHC Common Stock pursuant to any SHC stock options or SHC warrants which are outstanding at the Effective Time, whether or not then exercisable, shall be converted into and become rights with respect to HSC Common Stock, and HSC shall assume each SHC stock option or SHC warrant, in accordance with the terms of the stock option plan under which it was issued and the stock option agreement or warrant agreement, as the case may be, by which it is evidenced. It is intended that the foregoing provisions shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424 of the Code, as to any stock option which is an "incentive stock option."

   (3) No certificates or scrip representing fractional shares of HSC Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of HSC. Notwithstanding any other provision of the Merger Agreement, each holder of SHC Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of HSC Common stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of HSC Common Stock multiplied by the Base Period Trading Price.

   (4) Notwithstanding anything in the Merger Agreement to the contrary, SHC Shares outstanding immediately prior to the Effective Time of the Merger held by a holder (if any) who is entitled to demand, and who properly demands, appraisal for such shares in accordance with Section 262 of the Delaware General Corporation Law ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration and any cash in lieu of fractional shares of HSC Common Stock unless such holder fails to perfect or otherwise loses such holder's right to appraisal, if any. If, after the Effective Time of the Merger, such holder fails to perfect or loses any such right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time of the Merger into the right to receive the Merger Consideration pursuant to the Merger Agreement and the cash in lieu of fractional shares of HSC Common Stock specified in the Merger Agreement.

   (5) In the event that HSC changes the number of shares of HSC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date thereof (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, (i) the Base Period Trading Price Limitations shall be adjusted to appropriately adjust the ratio pursuant to which SHC Shares will be converted into shares of HSC Common Stock pursuant to the Merger Agreement, and (ii) if necessary, the anticipated Effective Time shall be postponed for an appropriate period of time agreed upon by the parties in order for the Base Period Trading Price to reflect the market effect of such stock split, stock dividend, or similar recapitalization.

   (6) Each share of SHC Common Stock that is owned by SHC or by any subsidiary of SHC shall automatically be canceled and retired and shall cease to exist, and none of the Common Stock, par value $.01 per share, of HSC, cash, or other consideration shall be delivered in exchange therefor.

   With your consent, we have also relied on certain factual matters confirmed to us by you as true both now and as of the Effective Time of the Merger:

   (a) The ratio for the exchange of shares of stock of SHC for common stock of HSC in the Merger was negotiated through arm's length bargaining. Accordingly, the fair market value of the HSC Common Stock to be received by each SHC shareholder will, in each instance, be approximately equal to the fair market value of the SHC stock surrendered in exchange therefor.

   (b) There is no plan or intention by the shareholders of SHC who own one percent (1%) or more of the SHC stock, and to the best of the knowledge of the management of SHC, there is no plan or intention on the part of the remaining shareholders of SHC to sell, exchange, or otherwise dispose of a number of shares of HSC stock received in the Merger that would reduce the SHC shareholders' ownership of HSC stock to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the value of all of the formerly outstanding stock of SHC as of the same date. For purposes of this assumption, shares of SHC stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of HSC stock will be treated as outstanding SHC stock on the date of the Merger. Moreover, shares of SHC stock and shares of HSC stock held by SHC shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this representation.

   (c) Following the Merger, SHC will hold at least ninety percent (90%) of the fair market value of its net assets and at least seventy percent (70%) of the fair market value of its gross assets and at least ninety percent (90%) of the fair market value of ASC's net assets and at least seventy percent (70%) of the fair market value of ASC's gross assets held immediately prior to the Merger. For purposes of this assumption, amounts paid by SHC or ASC to dissenters, amounts paid by SHC or ASC to shareholders who receive cash or other property, amounts used by SHC or ASC to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by SHC will be included as assets of SHC or ASC, respectively, immediately prior to the Merger.

   (d) Prior to the Merger, HSC will be in control of ASC. For purposes of this assumption, "control" means ownership of eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of all other classes of stock.

   (e) SHC has no plan or intention to issue additional shares of its stock that would result in HSC losing control of SHC following the Merger.

   (f) HSC has no plan or intention to reacquire any of its stock issued in the Merger.

   (g) HSC has no plan or intention to liquidate SHC; to merge SHC with or into another corporation; to sell or otherwise dispose of the stock of SHC except for transfers of stock to corporations controlled by HSC; or to cause SHC to sell or otherwise dispose of any of its assets or of any of the assets acquired from ASC, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by SHC.

   (h) The liabilities of ASC assumed by SHC (including the liabilities to which the transferred assets of ASC are subject), if any, were incurred by ASC in the ordinary course of its business.

   (i) Following the Merger, SHC will continue its historic business or use a significant portion of its historic business assets in a business.

   (j) HSC, ASC, SHC, and the shareholders of SHC will pay their respective expenses, if any, incurred in connection with the Merger.

   (k) There is no intercorporate indebtedness existing between HSC and SHC or between ASC and SHC that was issued, acquired, or will be settled at a discount.

   (l) In the Merger, shares of SHC stock representing control of SHC will be exchanged solely for voting Common Stock of HSC. For purposes of this assumption, shares of SHC stock exchanged for cash or other property originating with HSC will be treated as outstanding SHC stock on the date of the Merger.

   (m) At the time of the Merger, SHC will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in SHC that, if exercised or converted, would affect HSC's acquisition or retention of control of SHC.

   (n) HSC does not own, nor has it owned during the past five years, any shares of the stock of SHC.

   (o) For each of HSC and SHC, not more than twenty-five percent (25%) of the fair market value of its adjusted total assets consists of stock and securities of any one issuer, and not more than fifty percent (50%) of the fair market value of its adjusted total assets consists of stock and securities of five or fewer issuers. For purposes of the preceding sentence, (a) a corporation's adjusted total assets exclude cash, cash items (including accounts receivable and cash equivalents), and United States government securities, (b) a corporation's adjusted total assets exclude stock and securities issued by any subsidiary at least fifty percent (50%) of the voting power or fifty percent (50%) of the total fair market value of the stock of which is owned by the corporation, but the corporation is treated as owning directly a ratable share (based on the percentage of the fair market value of the subsidiary's stock owned by the corporation) of the assets owned by any such subsidiary, and (c) all corporations that are members of the same "controlled group" within the meaning of Section 1563(a) of the Code are treated as a single issuer.

   (p) On the date of the Merger, the fair market value of the assets of SHC will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

   (q) SHC is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a federal or state court.

   (r) The payment of cash to SHC shareholders in lieu of fractional shares of HSC Common Stock will not be a separately bargained for consideration, but rather will represent a mere mechanical rounding of the fractional share interests that may result from the Merger, and will be undertaken solely for the purpose of avoiding the expense and inconvenience of issuing and transferring fractional shares. The total cash consideration that will be paid to SHC shareholders in lieu of fractional shares of HSC Common Stock will represent less than one percent (1%) of the total consideration issued in the Merger. No shareholder of SHC will receive an amount in cash greater than the value of one full share of HSC Common Stock in lieu of fractional shares.

   (s) None of the compensation received by any shareholder-employees of SHC will be separate consideration for, or allocable to, any of their shares of SHC stock. None of the shares of HSC Common Stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement. Any compensation paid to an SHC shareholder-employee who continues as an employee of HSC subsequent to the Merger will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

   (t) The Merger Agreement represents the entire understanding of HSC, SHC, and ASC with respect to the Merger.

   (u) At all times during the five-year period ending on the effective date of the Merger, the fair market value of all of SHC's United States real property interests was and will have been less than 50 percent of the total fair market value of (a) its United States real property interests, (b) its interests in real property located outside the United States, and (c) its other assets used or held for use in a trade or business. For purposes of the preceding sentence,
(x) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any corporation (other than a controlled corporation) owning any United States real property interest, (y) SHC is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which SHC is a partner or beneficiary, and (z) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation at least fifty percent (50%) of the fair market value of the stock of which is owned by SHC, in the case of a first-tier subsidiary of SHC or by a controlled corporation, in the case of a lower-tier subsidiary.

                                    OPINIONS

   Based solely on the information submitted and the representations set forth above, we are of the opinion that:

   (1) The Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code. SHC, HSC, and ASC will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

   (2) No gain or loss will be recognized by HSC, SHC, or ASC as a result of the Merger.

   (3) No gain or loss will be recognized to the shareholders of SHC upon the exchange of SHC stock solely for HSC Common Stock.

   (4) The basis of the HSC Common Stock received by the shareholders of SHC will be the same as the tax basis of the SHC stock surrendered in exchange therefor, excluding any basis allocable to a fractional share of HSC Common Stock for which cash is received. In every case in which an SHC stockholder owns stock of more than one class, the basis in the hands of the SHC shareholders of the HSC Common Stock received in exchange for each class of SHC stock, as determined on the basis of all of the facts, will be the same as the basis of the particular class of SHC stock surrendered in exchange therefor.

   (5) The holding period of the HSC Common Stock received by the shareholders of SHC will include the holding period or periods during which the SHC stock surrendered in exchange therefor was held, provided the stock of SHC was a capital asset within the meaning of Section 1221 of the Code in the hands of the shareholder of SHC on the date of the exchange.

   (6) The payment of cash to SHC shareholders in lieu of fractional share interests of HSC stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by HSC. These cash payments will be treated as having been received as distributions in full payment in exchange for the voting common stock redeemed as provided in Section 302(a) of the Code.

   The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein, which we have assumed are true as of the date hereof and will be true on the date the Merger is consummated. Our opinions cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out herein is, or later becomes, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the proposed Merger.

   This opinion is being provided solely for the use of Surgical Health Corporation and its shareholders and for purposes of the Registration Statement. No other person or party shall be entitled to rely on this opinion. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and consent to any references to this opinion or our firm in the Prospectus-Joint Proxy Statement.


                                   Very truly yours,

                                   ALSTON & BIRD


                                   By: /s/ Pinney L. Allen
                                   _______________________________
                                       Pinney L. Allen